Exhibit 99.1

Graham Corporation ◆ 20 Florence Avenue ◆ Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2022 First Quarter Results

•	Revenue of $20.2 million up 21%, driven by defense and refining industry sales

•	Orders increased to $20.9 million including $11.4 million from the refining industry

•	Backlog at quarter-end was $235.9 million; 80% of backlog was for the defense industry; Added space industry to backlog with acquisition of Barber Nichols

•	Profits and margins heavily impacted by product mix

BATAVIA, NY, August 10, 2021 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the defense, energy, and chemical/petrochemical industries, today reported financial results for its first quarter ended June 30, 2021 (“first quarter of fiscal 2022”). Results include one month of financials related to Barber-Nichols (“BN”) which was acquired on June 1, 2021. Separately today the Company announced that Daniel J. Thoren will be promoted to President and Chief Executive Officer effective September 1, 2021, immediately following the retirement of James R. Lines who served with the Company for 37 years.

Mr. Lines commented, “While sales improved as a result of the acquisition, we had a number of projects with lower margins which heavily impacted profitability in the quarter. This partially reflects our initial strategy to aggressively enter the Naval Nuclear Propulsion Program (“NNNP”). Given our strong performance on the NNNP projects, we were successful with our strategy and have since earned a sole source position. We expect that the vast majority of the impact of first order projects will be behind us by the end of fiscal 2022.”

Mr. Lines added, “While the quarter’s results were disappointing, we view this fiscal year as a transition and believe we are better positioned to drive growth and stronger margins for the future.”

First Quarter Fiscal 2022 Sales Summary (All comparisons are with the same prior-year period unless noted otherwise. See accompanying financial tables for a breakdown of sales by industry and region.)

Net sales of $20.2 million increased $3.4 million, or 21%, driven by $3.5 million in sales associated with the acquisition of BN and higher sales to the refining industry which helped to offset lower petrochemical sales. Last fiscal year’s first quarter benefitted from the shipment of a large petrochemical project that had been extended from fiscal 2020 into fiscal 2021 due to the COVID-19 pandemic. BN had one month of sales included in the fiscal 2022 first quarter’s results.

Sales to the defense markets were up 104% to $7.1 million and represented 35% of total revenue. Sales to the refining markets increased $1.9 million from the prior-year period to $4.6 million and represented 23% of total sales. Chemical/petrochemical market sales were $4.6 million compared with $8.0 million in the prior fiscal year.

From a geographic perspective, domestic sales were 69% of total sales and reflect the impact of BN, along with higher sales to the defense industry. The majority of international sales were to Asia, which accounted for 17% of total sales.

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends.

First Quarter Fiscal 2022 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)
	Q1 FY22	Q1 FY21	Change
Net sales	$20.2	$16.7	$3.4
Gross profit	$0.9	$1.6	$(0.7)
Gross margin	4.5%	9.4%
Operating profit	$(3.8)	$(2.3)	$(1.6)
Operating margin	(19.1%)	(13.6%)
Net loss	$(3.1)	$(1.8)	$(1.3)
Diluted EPS	$(0.31)	$(0.18)
Adjusted diluted EPS	$(0.28)	$(0.18)
Adjusted EBITDA	$(2.9)	$(1.8)	$(1.1)
Adjusted EBITDA margin	-14.2%	-10.7%

*Graham believes that Adjusted EBITDA (defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization and other acquisition related expenses), and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Graham also believes that adjusted EPS, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company. See the attached table on page 9 for additional important disclosures regarding Graham’s use of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted EPS as well as the reconciliation of net income/(loss) to Adjusted EBITDA and Adjusted diluted EPS.

Lower gross profit and margin despite higher sales volume, was due to a poor mix of projects in the Company’s Batavia production facility combined with a lower level of outsourced fabrication.

Selling, general and administrative (“SG&A”) expenses were $4.9 million, up $1.0 million, or 26%. BN accounted for $0.6 million of the increase, including the impact of intangible asset amortization. The remaining increase was due to acquisition-related and organizational development costs. SG&A, as a percent of sales for the three-month periods ended June 30, 2021, and 2020 were 24.4% and 23.4%, respectively.

Net loss per diluted share was $0.31. On a non-GAAP basis, which excludes intangible amortization and other costs related to the acquisition, adjusted earnings per share were $(0.28).

Strong Balance Sheet with Ample Liquidity

Cash, cash equivalents and investments at June 30, 2021 were $19.1 million compared with $65.0 million at March 31, 2021. During the quarter, in connection with the acquisition of BN, the Company utilized $41.1 million of cash, cash equivalents and investments, and incurred debt of $20 million pursuant to a 5-year term loan.

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Net cash used by operating activities was $7.1 million compared with cash usage of $4.4 million in the prior-year period. The change in cash usage reflects the higher net loss and changes in working capital, which included the utilization of customer deposits.

Year-to-date capital spending was $0.4 million. The Company has adjusted anticipated capital expenditures for fiscal 2022 to be between $3.5 million and $4.0 million (including BN).

Orders and Backlog

($ in millions)
	Q121	Q221	Q321	Q421	FY2021	Q122
	Total	Total	Total	Total	Total	Total
Orders	$11.5	$35.0	$61.8	$13.4	$121.6	$20.9
Backlog	$107.2	$114.9	$149.7	$137.6	$137.6	$235.9

Orders of $20.9 million increased 82% over the prior-year period and 55% sequentially. The year-over-year growth was across each of Graham’s major industries, with the bulk from defense and refining. The growth in orders sequentially was largely from the refining industry. The one month of orders from BN during the quarter were $0.2 million. Domestic orders were 74% of total net orders in the first quarter of fiscal 2022 compared with 28% in the prior-year period, reflecting the demand from the U.S. Navy.

Backlog at the end of the quarter was $235.9 million, inclusive of BN backlog of $94.4 million.

Backlog by industry at June 30, 2021 was approximately:

•	80% for defense projects

•	12% for refinery projects

•	3% for chemical/petrochemical projects

•	2% for space projects

•	3% for other industrial applications

The Company expects approximately 35% to 40% of backlog will convert to revenue in the last nine months of fiscal 2022. Approximately $25 million to $27 million of backlog related to the defense industry is expected to convert to sales in fiscal 2022.

Fiscal 2022 Guidance Remains Unchanged

Daniel J. Thoren, currently the Company’s President and COO, concluded, “I am encouraged by the improvement in orders in the quarter, specifically from the refining market. Our quoting activity is picking up and, while still early, we believe our customers are more optimistic. We anticipate this optimism will translate into greater capital investments and improving demand for our products. In the meantime, our second quarter will benefit from having BN for a full three months. However, based on the timing of customers’ projects, we expect that revenue and profits will ramp through the second half of the fiscal year. We see fiscal 2022 as a transition year as it relates to earnings, given the timing of conversion of first order projects for the U.S. Navy.”

He added, “We are very optimistic about our future. We believe that we have the right strategy, the best talent and the ideal technologies to capitalize on the growing requirements of our customers in the defense industry. We also are encouraged with the improvements we are seeing in our core energy markets. Together, our combined Graham and BN teams are looking to improve our growth profile while driving profitability.”

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Revenue in fiscal 2022 is expected to be $130 million to $140 million with 45% to 50% associated with the defense industry. Revenue expectations are inclusive of BN’s 10-month revenue contribution for the fiscal year which is expected to be between $45 million to $48 million. Adjusted EBITDA* is expected to be approximately $7.0 million to $9.0 million in fiscal 2022.

*Please refer and read the safe harbor statement regarding forward-looking non-GAAP measures.

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the first quarter of fiscal 2022, as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Tuesday, August 17, 2021. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13721239. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the defense, energy, aerospace, medical, technology, automotive and chemical/petrochemical industries. The Graham and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenics, and turbomachinery technologies, as well as the Company’s responsive and flexible service and unsurpassed quality.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “indicates”, “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, effects of the COVID-19 global pandemic, the integration of the BNI acquisition, the future expected contributions of BN, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

In addition, forward looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2022 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

For more information, contact:
Jeffrey F. Glajch	Deborah K. Pawlowski
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Graham Corporation

Consolidated Statements of Income - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended
	June 30,
	2021	2020
	(Amounts in thousands, except per share data)
Net sales	$20,157	$16,710
Cost of products sold	19,243	15,142

Gross profit	914	1,568

Other expenses and income:
Selling, general and administrative	4,832	3,902
Selling, general and administrative – amortization	91	—
Other income	(160)	(55)
Interest income	(17)	(94)
Interest expense	39	5

Total other expenses and income	4,785	3,758

Loss before benefit for income taxes	(3,871)	(2,190)
Benefit for income taxes	(745)	(372)

Net loss	$(3,126)	$(1,818)

Per share data
Basic:
Net loss	$(0.31)	$(0.18)

Diluted:
Net loss	$(0.31)	$(0.18)

Weighted average common shares outstanding:
Basic	10,199	9,895
Diluted	10,199	9,895
Dividends declared per share	$0.11	$0.11

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Graham Corporation

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	June 30, 2021	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$19,143	$59,532
Investments	—	5,500
Trade accounts receivable, net of allowances ($67 and $29 at June 30 and March 31, 2021, respectively)	18,273	17,378
Unbilled revenue	28,533	19,994
Inventories	19,144	17,332
Prepaid expenses and other current assets	1,557	512
Income taxes receivable	1,416	—

Total current assets	88,066	120,248
Property, plant and equipment, net	25,618	17,618
Prepaid pension asset	6,518	6,216
Operating lease assets	9,146	95
Goodwill	22,923	—
Customer relationships	11,751	—
Technology and technical know how	10,058	—
Other intangible assets, net	11,067	—
Other assets	219	103

Total assets	$185,366	$144,280

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt obligations	$2,500	$—
Current portion of long-term debt	2,000	—
Current portion of finance lease obligations	22	21
Accounts payable	15,124	17,972
Accrued compensation	6,049	6,106
Accrued expenses and other current liabilities	7,421	4,628
Customer deposits	17,034	14,059
Operating lease liabilities	1,081	46
Income taxes payable	—	741

Total current liabilities	51,231	43,573
Long-term debt	18,000	—
Finance lease obligations	28	34
Operating lease liabilities	8,103	37
Deferred income tax liability	906	635
Accrued pension and postretirement liabilities	2,087	2,072
Other long-term liabilities	1,811	—

Total liabilities	82,166	46,351

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 10,874 and 10,748 shares issued and 10,691 and 9,959 shares outstanding at June 30 and March 31, 2021, respectively	1,087	1,075
Capital in excess of par value	27,419	27,272
Retained earnings	85,069	89,372
Accumulated other comprehensive loss	(7,099)	(7,397
Treasury stock (183 and 790 shares at June 30 and March 31, 2021, respectively)	(3,276)	(12,393

Total stockholders’ equity	103,200	97,929

Total liabilities and stockholders’ equity	$185,366	$144,280

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Three Months Ended
	June 30,
	2021	2020
Operating activities:
Net loss	$(3,126)	$(1,818)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	595	486
Amortization	225	—
Amortization of actuarial losses	219	266
Equity-based compensation expense	353	164
Gain on disposal or sale of property, plant and equipment	—	(4)
Deferred income taxes	215	282
(Increase) decrease in operating assets:
Accounts receivable	7,319	(1,646)
Unbilled revenue	(1,426)	(1,091)
Inventories	1,857	(361)
Prepaid expenses and other current and non-current assets	(603)	(356)
Income taxes receivable	(2,161)	(490)
Operating lease assets	(25)	37
Prepaid pension asset	(302)	(210)
Increase (decrease) in operating liabilities:
Accounts payable	(5,745)	(4,430)
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,448)	709
Customer deposits	(3,074)	4,094
Operating lease liabilities	35	(37)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	16	32

Net cash used by operating activities	(7,076)	(4,373)

Investing activities:
Purchase of property, plant and equipment	(446)	(338)
Proceeds from disposal of property, plant and equipment	—	6
Purchase of investments	—	(26,103)
Redemption of investments at maturity	5,500	40,048
Acquisition of Barber-Nichols, LLC	(59,563)	—

Net cash (used) provided by investing activities	(54,509)	13,613

Financing activities:
Increase in short-term debt obligations	2,500	—
Principal repayments on long-term debt	—	(4,599)
Proceeds from the issuance of long-term debt	20,000	4,599
Principal repayments on finance lease obligations	(5)	(12)
Repayments on lease financing obligations	(26)	—
Payment of debt issuance costs	(150)	—
Dividends paid	(1,177)	(1,097)
Purchase of treasury stock	(41)	(23)

Net cash provided (used) by financing activities	21,101	(1,132)

Effect of exchange rate changes on cash	95	6

Net (decrease) increase in cash and cash equivalents	(40,389)	8,114
Cash and cash equivalents at beginning of period	59,532	32,955

Cash and cash equivalents at end of period	$19,143	$41,069

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Graham Corporation

Adjusted EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended June 30,
	2021	2020
Net (loss)	$(3,126)	$(1,818)
Acquisition related inventory step-up expense	—	—
Acquisition related costs	169	—
Net interest expense (income)	22	(89)
Income taxes	(745)	(372)
Depreciation & amortization	820	486

Adjusted EBITDA	$(2,860)	$(1,793)

Adjusted EBITDA margin %	-14.2%	-10.7%

Adjusted Net Income Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended June 30,
	2021	2020
Net (loss)	$(3,126)	$(1,818)
Acquisition related inventory step-up expense	—	—
Acquisition related costs	169	—
Amortization of intangible assets	225	—
Normalize tax rate to 19%(1)	(75)	—

Adjusted Net income (loss)	$(2,807)	$(1,818)

Adjusted diluted earnings per share	$(0.28)	$(0.18)

1) Applies a normalized tax rate of 19% to non-GAAP adjustments above, which are each pre-tax.

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization and other acquisition related expenses and Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. EBITDA and EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as EBITDA, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and diluted EPS, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year’s net income and diluted EPS to the historical periods’ net income and diluted EPS. Graham also believes that adjusted EPS, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Graham Corporation

Additional Information – Unaudited

SALES BY INDUSTRY FY 2022*
($ in millions)
FY 2022	Q1 6/30/21	% of Total
Defense	$7.1	35%
Refining	$4.6	23%
Chemical/Petrochemical	$4.6	23%
Space	$0.7	4%
Other Commercial	$3.2	15%

Total	$20.2

SALES BY INDUSTRY FY 2021*
($ in millions)
FY 2021	Q1 6/30/20	% of Total	Q2 9/30/20	% of Total	Q3 12/31/20	% of Total	Q4 3/31/21	% of Total	FY2021	% of Total
Defense	$3.5	21%	$9.4	34%	$4.5	17%	$6.5	25%	$24.0	25%
Refining	$2.7	16%	$10.3	37%	$16.5	60%	$10.3	40%	$39.7	41%
Chemical/Petrochemical	$8.0	48%	$5.5	20%	$4.8	18%	$5.8	23%	$24.0	24%
Other Commercial	$2.5	15%	$2.8	10%	$1.4	5%	$3.1	12%	$9.8	10%

Total	$16.7		$28.0		$27.2		$25.7		$97.5

*	Quarters may not sum to year-to-date/total fiscal year due to rounding

-MORE-

Graham Corporation Reports Fiscal 2022 First Quarter Results

August 10, 2021

Graham Corporation

Additional Information - Unaudited

(Continued)

SALES BY REGION FY 2022*
($ in millions)
FY 2022	Q1 6/30/21	% of Total
United States	$13.9	69%
Middle East	$0.6	3%
Asia	$3.5	17%
Other	$2.2	11%

Total	$20.2

SALES BY REGION FY 2021*
($ in millions)
FY 2021	Q1 6/30/20	% of Total	Q2 9/30/20	% of Total	Q3 12/31/20	% of Total	Q4 3/31/21	% of Total	FY2021	% of Total
United States	$9.4	56%	$17.3	62%	$10.7	39%	$15.3	60%	$52.7	54%
Middle East	$0.4	3%	$1.0	4%	$0.8	3%	$2.6	10%	$4.8	5%
Asia	$5.2	31%	$4.5	16%	$11.2	41%	$4.7	18%	$25.6	26%
Other	$1.7	10%	$5.2	18%	$4.5	17%	$3.1	12%	$14.4	15%

Total	$16.7		$28.0		$27.2		$25.7		$97.5

*	Quarters may not sum to year-to-date/total fiscal year due to rounding

-END-